Exhibit 99.1

CBIZ Board Appoints A. Haag Sherman As Independent Director

CLEVELAND, Aug. 10, 2020 /PRNewswire/ — CBIZ, Inc. (NYSE: CBZ) (“the Company”), a leading provider of financial, insurance and advisory services, today announced the appointment of A. Haag Sherman as independent director to the Company’s Board of Directors, effective August 6, 2020.

The appointment of Mr. Sherman fills the vacancy left by Donald V. Weir, who retired from the board earlier this year. The CBIZ Board of Directors is comprised of 10 members, eight of whom are independent directors. Mr. Sherman will serve on the Audit Committee of the Board.

CBIZ Chairman Steven L. Gerard stated, “We are very pleased to welcome Haag Sherman to the CBIZ Board of Directors. He brings broad-based business and financial experience to CBIZ, with a depth of understanding and expertise in a number of our businesses, including wealth and asset management and accounting. We also believe the Board and the Company will benefit from his business acumen and unique perspective on investment opportunities, financial markets and economic trends.”

Mr. Sherman currently serves as Chief Executive Officer of Tectonic Financial, Inc., a financial and bank holding company. He previously co-founded an asset management firm and has served in various executive positions within the finance industry. He has also served on the Boards of Directors of several public companies and non-profit organizations, and currently serves on the board of Hilltop Holdings Inc. Mr. Sherman has written extensively on public policy and financial matters, and authored the book Shattering Orthodoxies: An Economic and Foreign Policy Blueprint for America (Easton Press, 2008).

Mr. Sherman holds a BBA in accounting and economics (cum laude) from Baylor University and a JD (with honors) from the University of Texas School of Law, where he has also served as an adjunct Professor of Law. He is a member of the Texas State Bar and a registered CPA in Texas.

About CBIZ

CBIZ, Inc. is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 100 offices in 31 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.